EXHIBIT A
Highland Special Situations Fund
IF YOU DO NOT WANT TO SELL COMMON SHARES OF THE FUND AT THIS TIME,
PLEASE DISREGARD THIS NOTICE. THIS LETTER AND ATTACHED INFORMATION
ARE SIMPLY NOTIFICATION OF THE FUND’S TENDER OFFER.
September 22, 2010
Dear Common Shareholder:
We are writing to inform you of important dates relating to a tender offer by Highland Special Situations Fund (the “Fund”). If you are not interested in redeeming your common shares of beneficial interest of the Fund (“Common Shares”) at this time, please disregard this notice.
TENDER OFFER INFORMATION
The tender offer period will begin on September 22, 2010 and will end at 4:00 p.m., Eastern Time, on October 21, 2010, unless the offer is extended. Common Shares may be redeemed only by tendering them during the tender offer. The purpose of the tender offer is to provide liquidity to investors who hold Common Shares.
Should you wish to sell your Common Shares or a portion of your Common Shares, please complete and return the enclosed Letter of Transmittal by mail so that it arrives no later than 4:00 p.m., Eastern Time, on October 21, 2010:
Regular Mail
Highland Funds
c/o BNY Mellon Investment Servicing (US) Inc.
P.O. Box 9840
Providence, Rhode Island 02940-8040
Overnight Mail
Highland Funds
c/o BNY Mellon Investment Servicing (US) Inc.
101 Sabin Street
Pawtucket, Rhode Island 02860
Alternatively, you may fax a completed and executed Letter of Transmittal to (508) 599-1849 (Attn: Monette Fastuca, BNY Mellon Investment Servicing (US) Inc.).
If you do not wish to sell your Common Shares, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO SELL ANY PORTION OF YOUR COMMON SHARES AT THIS TIME.
All requests to tender Common Shares must be RECEIVED by BNY Mellon Investment Servicing (US) Inc. (“BNY Mellon”), the Fund’s transfer agent, by MAIL or FAX (if by fax,

please deliver an original, executed copy promptly thereafter) in good order no later than 4:00 p.m., Eastern Time, on October 21, 2010. Common Shareholders who would like BNY Mellon to confirm receipt of a Letter of Transmittal should include their email address in the designated space on the Letter of Transmittal.
TO LEARN MORE
If you would like to learn more about the tender offer, please refer to the attached Offer to Purchase document, which contains additional information. If you have any questions regarding the tender offer or the Fund in general, please contact Shareholder Services at (877) 665-1287.
Sincerely,
HIGHLAND SPECIAL SITUATIONS FUND